UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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DARDEN RESTAURANTS, INC.

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NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5404

DARDEN ISSUES STATEMENT FOLLOWING REPORT FROM ISS

Darden Says Many Shareholders Have Expressed Support for New Perspectives But Also Recognize the Risks of Ceding Total Control of the Board to Starboard and Its Nominees

Darden Recommends Shareholders Vote “FOR ALL” on BLUE Proxy Card – the Only Card that Provides for Majority Change and a Balanced Approach of Fresh Perspectives, Continuity and Representation for Starboard Nominees

Warns Shareholders that Any Vote on the White Card Could Result in Giving Total Control of the
Board to Starboard and Its Nominees

ORLANDO, Fla., – September 26, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today issued the following statement regarding a September 25, 2014 report by Institutional Shareholder Services (“ISS”).  The report relates to the election of directors to Darden’s Board of Directors at the Company’s 2014 Annual Meeting of Shareholders to be held on October 10, 2014.

We believe that shareholders should be alarmed that ISS has recommended wholesale change with virtually NO regard in its report to the positive improvement underway in Darden’s operations, the risks associated with the full Board turnover that Starboard Value L.P. and its affiliates (“Starboard”) is seeking, and the meaningful enhancements made to Darden’s leadership structure, including the search for a new Chief Executive Officer and the Company’s new slate of independent director nominees, which would result in eight of 12 directors new this year.  Instead, the ISS report places large reliance on mistaken perceptions regarding the Red Lobster transaction that are inconsistent with the facts.

The sale of Red Lobster was the culmination of a robust and deliberate review process that began in early 2013.  This process was designed to enable Darden to maximize value and minimize risks associated with continuing to own the business, including risks from the brand’s ongoing deterioration and uncertain pathway for recovery.  The sale is also consistent with Darden’s strategy of increasing its focus on its Olive Garden® Brand Renaissance.  The $2.1 billion all cash consideration from the Red Lobster sale provided Darden with immediate and certain value to reduce debt and support our capital return initiatives, including a significant share repurchase and maintaining the Company’s annual dividend at $2.20 per share.  The flawed analysis upon which ISS relies results in $107 million of incorrect costs that were never incurred and undervalues the amount of the deal consideration attributable to Red Lobster’s operating business and related assets by nearly half a billion dollars, as detailed in the presentation and associated press release issued by Darden on August 4, 2014.

Contrary to ISS’s view, we have heard from many shareholders who do not support ceding total control of the Board to Starboard and its nominees. While these shareholders support new perspectives, they also recognize the risks of the full board turnover that Starboard is seeking – risks that ISS appears to have ignored.  Darden’s slate of director nominees is the only slate that provides the benefit and balance of new perspectives as well as continuity of experience and insights with four new independent nominees unaffiliated with the Company or Starboard, four highly qualified continuing independent nominees, and four seats to be filled by Starboard – resulting in eight of 12 new independent directors this year.

There are critical and value-impacting decisions facing Darden – including the selection of Darden’s next Chief Executive Officer and strategic decisions regarding our brands, cost structure and operating initiatives.  We believe these decisions are best made by an independent, balanced Board that is comprised of directors who are best-positioned to represent the interests of ALL Darden shareholders.  Indeed, we believe it would be a mistake to entrust these decisions to the handpicked nominees of one minority shareholder, Starboard. In doing so, the ISS recommendation would replace the robust boardroom debate required of sound corporate governance and enabled by independent thinkers with Starboard’s 12 director nominees who are already committed to following Starboard’s point of view.

In determining their vote, we urge all Darden shareholders to consider the following:

●
We are making significant progress on our operating priorities, including the Olive Garden Brand Renaissance.  In a “people facing” business where relationships matter, too much turnover, particularly at the leadership level, can be distracting and disruptive.  Darden has already announced a search for a new Chief Executive Officer.  We do not believe it is in shareholders’ best interests to elect an entirely new Board, which could impede initiatives that are largely underway and delivering results.

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We believe Darden’s four continuing independent directors provide critical knowledge and insights about the Company, the industry and what has made Darden’s brands successful over time and through various economic cycles.  This institutional knowledge cannot be replaced or replicated by any of Starboard’s nominees; we believe that removing all of Darden’s continuing nominees, and the knowledge they provide, would hinder the progress we are making and successful decision making going forward.

●
New, independent perspectives are valuable.  Darden’s slate contemplates four new independent nominees unaffiliated with the Company or Starboard as well as four seats to be filled by candidates proposed by Starboard.  All of Darden’s director nominees share the common goal of enhancing shareholder value and are prepared to work collaboratively with the four Starboard nominees to consider all alternatives to achieve this objective.

In contrast, in addition to what we believe are significant experience gabs in the Starboard slate, four of Starboard’s nominees have been nominated and added to at least one other Board through Starboard (Peter Feld, James Fogarty, Cynthia Jamison and Jeff Smith), and several nominees have previously led their own activism campaigns or served as dissident director candidates (Betsy Atkins, Brad Blum, Peter Feld, William Lenehan and Jeff Smith).  In addition, as previously detailed in a prior press release, a review of the public record shows a web of numerous other connections that Starboard’s director nominees have to Starboard, to Jeff Smith and to each other, and Starboard’s nominees have already publicly pre-committed themselves to following Starboard’s plan.  These factors raise concerns to us about the independence of Starboard’s nominees and their willingness to serve the best interests of ALL Darden shareholders.

We do not believe Starboard’s director nominees are best suited to take total control of Darden’s Board of Directors.

In another contest for control, even ISS has recognized the value of a truly independent dissident slate comprised solely of nominees who have no prior affiliation with the dissident and are “independent of the large dissident shareholder…so that the proposed change in control of the board is not a de facto shift of control to that shareholder itself.  The willingness of that shareholder to keep any of its employees out of the nomination, moreover, strongly suggests an appropriate attentiveness on [the dissident’s] part to the independent fiduciary role of the board, and a sharp focus on optimizing the chances for the company’s success under the reconstituted board.”1

●
While ISS suggests that Starboard will add back two of Darden’s current directors, we do not believe that two isolated voices – against twelve nominees already predisposed and pre-committed to one shareholder’s point of view – will provide for the meaningful, independent and robust boardroom debate and direction that is required to drive sustainable value creation, particularly given the strategic decisions that Darden faces.  Further, we see no reason for shareholders to entrust Starboard and its nominees to make these selections; we believe shareholders should decide for themselves which directors should be elected.

●
Darden is a global company with a complex business that includes unique supply chain requirements, multiple consumer segments, specific brand needs and 150,000 employees.  It requires long-term vision and long-term strategic planning to drive sustainable value creation.  Darden’s director nominees have experience and proven records directly overseeing complex operations similar to Darden’s, guiding successful strategic execution, operational turnarounds and asset optimization initiatives.

●
By attempting to replace all 12 members of Darden’s Board with its own preferred nominees, Starboard is seeking effective control of the Company.  We do not believe that it is in the interests of all shareholders for a single minority shareholder to control 86% of the Board’s representation when it holds 8.8% of the shares2.

Darden shareholders are reminded that their vote is important, no matter how many or how few shares they own.  The Darden Board urges shareholders to vote ONLY on the BLUE proxy card “FOR ALL” of Darden’s highly qualified, experienced and independent director nominees:  Michael W. Barnes, Gregory L. Burns, Jeffrey H. Fox, Christopher J. Fraleigh, Steve Odland, Michael D. Rose, Maria A. Sastre and Enrique Silva.  Shareholders may vote by mail, phone or internet following the instructions on the BLUE proxy card.

CAUTION: Any vote on the white card could result in the full turnover of Darden’s Board.  Darden urges shareholders – DO NOT SIGN OR RETURN ANY WHITE CARD. SIMPLY DISCARD IT.

Innisfree M&A Incorporated is serving as the Company's proxy solicitor and can be contacted toll-free at (877) 825-8631.

1 ISS Recommendation in Glenview Capital Management’s Consent Solicitation to Replace the Entire Board of Health Management Associates (HMA), 08-Aug-2013. Permission to use quotations neither sought nor obtained.

2 Assumes 14-member Board.

About Darden Restaurants

Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden, LongHorn Steakhouse®, Bahama Breeze®, Seasons 52®, The Capital Grille®, Eddie V’s® and Yard House® – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our ability to improve performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.